EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Reports 2006 Third Quarter Results

Retail Operating Profit Improved to $226,000 Versus A Loss of $2.1 Million
Same-Store Sales Increased 11%
Pre-tax Income Increased to $41,000 Versus A Loss of $1.6 Million
Net Loss Decreased to $0.01 Per Share Compared to Net Loss of $0.23 Per Share

    CONCORD, NEW HAMPSHIRE, October 31, 2006 . . . Rock of Ages Corporation (NASDAQ:ROAC) today announced financial results for the third quarter and first nine months of 2006.

    "The restructuring of our retail business and our successful efforts to reduce costs throughout our organization are beginning to deliver the improved bottom-line performance we anticipated," said Chairman and CEO Kurt Swenson. "On a same-store basis, retail sales in this year's third quarter increased 11% from the third quarter of 2005. At the same time, retail SG&A expenses in this year's third quarter declined by more than $2,500,000 (or 38%) from the third quarter of 2005. Although overall retail revenue for this year's third quarter declined compared to the third quarter of 2005 (due to the loss of revenue from twelve unprofitable stores that we closed or sold in late 2005 and early 2006), retail operating income improved to $226,000 versus a loss of $2,134,000 last year. We expect our retail business to about break even on an operating basis in seasonally weaker fourth quarter, which would compare to an operating loss of $550,000 for the fourth quarter of 2005."

    Swenson continued, "Operating income in manufacturing for this year's third quarter was down from the third quarter of 2005, due solely to the timing of shipment of certain large mausoleum orders. Because several of these orders are scheduled to ship before year-end, we expect fourth quarter operating income in manufacturing to exceed this year's third quarter result.

    "In the quarries, demand for our granites remains strong. However, quarry revenue and operating income for this year's third quarter were adversely affected by low yields at our Bethel and Gardenia quarries as compared to the third quarter of 2005. We can sell every export grade block we quarry in Bethel and Gardenia, so the outlook for the fourth quarter is highly dependent on the progress we make in working through these low-yield areas. We are optimistic that quarry operating income in the fourth quarter will improve compared to the depressed third quarter pace."

    "Overall, we currently expect net income for the fourth quarter of 2006 to exceed net income reported for the fourth quarter of 2005," Swenson said.

    Swenson added that the Company expects to report a gain in the fourth quarter of 2006 of approximately $0.08 per diluted share on the closing of the previously announced sale of the Kershaw quarries.

Third Quarter Results

    For the three months ended September 30, 2006, revenue declined 14% to $20,564,000 from $23,796,000 for the third quarter of 2005.

    SG&A expense declined 34% to $5,801,000 for the third quarter of 2006. This compares to SG&A expense of $8,852,000 for the third quarter of 2005.

    Divisional operating income increased nearly seven-fold to $1,873,000 for the third quarter of 2006 compared to $270,000 for the same period last year.

    Unallocated corporate overhead declined to $1,167,000 for the third quarter of 2006 versus $1,358,000 for the same period last year.

    Pre-tax income from continuing operations for this year's third quarter was $41,000. This compares to a loss of $1,616,000 for the third quarter of 2005.

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 Rock of Ages Reports 2006 Third Quarter Results
October 31, 2006
Page Two

    The net loss for the third quarter of 2006 was $111,000, or $0.01 per share, including income tax expense of $206,000 as a result of profits in the Company's Canadian operations. This compares to a net loss for the third quarter of 2005 of $1,718,000, or $0.23 per share.

Nine Months Results

    For the nine months ended September 30, 2006, revenue declined 10% to $56,929,000 compared to $63,493,000 for the first nine months of 2005. The net loss for this year's first nine months was $7,466,000, or $1.01 per share, which included a non-recurring charge of $1,685,000 for the restructuring of the retail group. This compares to a net loss for the first nine months of 2005 of $16,817,000, or $2.27 per share, which includes a charge to tax expense of $9,194,000 to fully reserve for the Company's entire net U.S. deferred tax asset.

    Results for the third quarter and first nine months of 2005 are shown as restated for the freight expense change the Company reported at year-end 2005 to reflect freight in cost of goods sold rather than as a deduction in reporting net sales.

Amendment to Financing Covenants

    The Company has signed an amendment to its credit facility which modifies the calculation of the trailing four quarters Cash Flow-to-Debt Service covenant by allowing the Company to exclude the $1,685,000 retail restructuring charge taken by the Company in the second quarter of 2006. The amendment also modifies the calculation of the Total Liabilities-to-Net Worth covenant by excluding from that calculation any amount arising from the implementation of FASB 158, Employers' Accounting for Defined Benefit Pension and Other Post-Retirement Plans, which requires all companies to place on their books certain unrecognized and unfunded retirement liabilities as of December 31, 2006. In consideration of this amendment, the Company has agreed to pay an additional 0.25% interest on the facility, resulting in a rate spread effective as of October 1, 2006 of 0.25% over prime or 2.25% over LIBOR on the Company's revolving debt and 0.25% higher in each case on its term debt.

    The Company's credit facility with CIT expires in accordance with its terms on October 27, 2007, and, in accordance with GAAP, the entire amount due under the credit facility will be classified as current as of December 31, 2006 unless the Company enters into a new financing arrangement with CIT before the release of the Company's fourth quarter and year end results. The Company and CIT plan to begin discussions on the renewal of the facility in the first quarter of 2007.

Conference Call

Rock of Ages has scheduled a conference call at 11:00 a.m. EDT today. A live webcast may be accessed from the Audio Presentations link at www.RockofAges.com/investor. A replay will be available after 1:00 p.m. EDT at this same Internet addresses, or at (800) 633-8284, reservation #21305088.

About Rock of Ages

Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: our ability to successfully execute staff productivity improvements and sales and marketing programs; our ability to form and maintain relationships with funeral directors and other death care professionals; our ability to maintain compliance with our covenants in our credit facility; our ability to maintain and expand our relationships with independent retailers; changes in demand for our products; the timing of customer orders and deliveries; the impact of competitive products and pricing; the success of our branding programs; the excess or shortage of production capacity, weather conditions; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and the Company's Quarterly Report on Form 10-Q for the period ending July 2, 2006. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

                                                                            (tables attached)

ROCK OF AGES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
 (IN THOUSANDS EXCEPT PER SHARE AMOUNTS
(Unaudited)

	Three Months Ended		Nine Months Ended

	Sep. 30,	Oct. 1,	Sep. 30,	Oct. 1,
	2006	2005	2006	2005
		(Restated)		(Restated)
Net revenue:
Quarry	$6,582	$8,351	$17,379	$19,289
Manufacturing	5,834	6,973	17,398	17,569
Retail	8,148	8,472	22,152	26,635

Total net revenue	20,564	23,796	56,929	63,493

Gross profit:
Quarry	1,717	2,354	2,811	3,175
Manufacturing	1,674	2,312	4,677	5,137
Retail	4,283	4,456	11,435	14,116

Total gross profit	7,674	9,122	18,923	22,428

Selling, general and administrative expenses
Quarry	736	957	2,198	2,703
Manufacturing	1,008	1,305	3,144	3,788
Retail	4,058	6,590	13,195	19,448
Retail restructuring costs	(1)	—	1,685	—

Total SG&A expenses	5,801	8,852	20,222	25,939

Divisional operating income (loss)
Quarry	981	1,397	613	472
Manufacturing	666	1,007	1,533	1,349
Retail	226	(2,134)	(3,445)	(5,332)

Divisional operating income (loss)	1,873	270	(1,299)	(3,511)

Unallocated corporate overhead	1,167	1,358	3,768	4,153
Impairment of long‑lived assets	—	—	100	—
Foreign exchange (gain) loss	—	—	16	—

Income (loss) from continuing
operations before interest and taxes	706	(1,088)	(5,183)	(7,664)

Interest expense	665	528	1,932	1,273

Income (loss) from continuing operations before taxes	41	(1,616)	(7,115)	(8,937)

Income tax expense	206	70	377	7,810

Loss from continuing operations	(165)	(1,686)	(7,492)	(16,747)
Discontinued operations, net of income taxes	54	(32)	26	(70)

Net loss	$(111)	$(1,718)	$(7,466)	$(16,817)

Per share information:
Net income (loss) per share ‑basic and diluted
Loss from continuing operations	$(0.02)	$(0.23)	$(1.01)	$(2.26)
Discontinued operations	0.01	—	—	(0.01)

Net loss per share ‑ basic and diluted	$(0.01)	$(0.23)	$(1.01)	$(2.27)

Weighted average number of common
shares outstanding ‑ basic and diluted	7,399	7,399	7,399	7,398

ROCK OF AGES CORPORATION
CONSOLIDATED BALANCE SHEETS
($ in thousands)
(Unaudited)

	September 30,	December 31,
Assets	2006	2005
Current assets:
Cash and cash equivalents	$3,171	$2,824
Trade receivables, net	12,408	14,720
Inventories	25,504	24,478
Other current assets	1,540	2,686
Assets of discontinued operations ‑ held for sale	295	—

Total current assets	42,918	44,708

Property, plant, and equipment, net	47,256	49,634
Cash surrender value of life insurance	782	731
Intangibles, net	523	598
Goodwill	387	387
Intangible pension asset	574	574
Long term investments	798	728
Other	1,113	1,252

Total assets	$94,351	$98,612

Liabilities and Stockholders' Equity
Current liabilities:
Borrowings under line of credit	$12,515	$10,499
Current installments of long‑term debt	650	661
Current installments of salary continuation	463	469
Trade payables	1,975	2,006
Accrued expenses	3,711	3,443
Customer deposits	8,268	7,059

Total current liabilities	27,582	24,137

Long‑term debt, excluding current installments	20,490	21,445
Salary continuation	6,061	6,070
Accrued pension cost	3,542	3,550
Deferred tax liability	73	70
Other	2,157	1,864

Total liabilities	59,905	57,136

Commitments

Stockholders' equity:
Preferred stock - 0.01 par value. Authorized
2,500,000 shares; issued and outstanding no shares	—	—
Common stock - Class A, 0.01 par value. Authorized
30,000,000 shares; 4,660,800 issued and outstanding
as of September 30, 2006 and December 31, 2005	47	47
Common stock -- Class B, 0.01 par value. Authorized
15,000,000 shares; 2,738,596 issued and outstanding
as of September 30, 2006 and December 31, 2005	27	27
Additional paid‑in capital	65,551	65,551
Accumulated deficit	(28,896)	(21,431)
Accumulated other comprehensive loss	(2,283)	(2,718)

	34,446	41,476

	$94,351	$98,612